Arden Group, Inc.

CONTACT:	Patricia S. Betance	Exhibit 99.1
	Assistant Secretary	Page 1 of 2

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE
NASDAQ/NMS-ARDNA		SOUTHERN CALIFORNIA

Arden Group, Inc. Announces Third Quarter Earnings

LOS ANGELES, CA November 6, 2012 – Arden Group, Inc. (Nasdaq–ARDNA) today released its sales and income figures for the third quarter ended September 29, 2012.

Arden Group, Inc. is the parent company of Gelson's Markets which currently operates 17 full-service supermarkets in Southern California carrying both perishable and grocery products.

(TABULAR INFORMATION ATTACHED)

Post Office Box 512256, Los Angeles, California 90051-2056, (310) 638-2842

2020 South Central Avenue, Compton, California 90220, FAX: (310) 631-0950

Exhibit 99.1

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

THIRD QUARTER EARNINGS RELEASE

(UNAUDITED)

		Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(In Thousands, Except Share, Per Share & Footnote Data)		September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011

Sales	(a)	$108,150	$104,706	$323,076	$314,980

Operating income	(b)	8,541	5,646	21,674	19,153

Interest, dividend and other income (expense), net	(c)	25	28	73	2,238

Income before income taxes		8,566	5,674	21,747	21,391

Income tax provision		3,491	2,313	8,861	8,717

Net income		$5,075	$3,361	$12,886	$12,674

Basic and diluted net income per common share	(d)	$1.65	$1.09	$4.20	$4.09

Basic and diluted weighted average common shares outstanding	(d)	3,071,000	3,071,000	3,071,000	3,101,693

(a)

In 2011, the Company operated 18 full-service supermarkets in Southern California through its wholly-owned subsidiary, Gelson's Markets (Gelson's). On February 25, 2012, Gelson's closed its store located in Northridge, California. On May 1, 2012, the Northridge store lease was assigned to a third party and Gelson's was released from all obligations under the lease by the landlord. In return, Gelson's paid the assignee a lease assignment fee of $1,850,000 during the second quarter of 2012 and transferred various items of equipment to the assignee.

Same store sales from the Company's 17 remaining supermarkets were $107,189,000 during the third quarter of 2012 compared to $101,288,000 in the third quarter of 2011, an increase of 5.8%. For the thirty-nine weeks ended September 29, 2012, same store sales were $318,438,000 compared to $304,657,000 in the same period of 2011, an increase of 4.5%. The increase in sales is primarily the result of, among other things, an increase in the number of transactions, as well as the shifting of the Yom Kippur holiday which occurred in the third quarter of 2012 versus the fourth quarter of 2011. In addition, inflation during the first six months of 2012 contributed to the sales increase.

(b)

Operating income in 2012 increased compared to 2011 as a result of higher sales, improved gross margins and decreasing store expense as a percent of sales. Operating income in the first nine months of 2012 compared to the same period of the prior year was negatively impacted by the loss incurred from the closing of the Northridge location. The Company incurred costs totaling approximately $1,912,000 which includes the lease assignment fee discussed above and other closing costs offset by the reversal of a deferred rent liability previously recorded for the Northridge location. In addition, the increase in operating income was partially offset by an increase in the United Food & Commercial Workers International Union health and welfare contribution rate at the beginning of February 2011, September 2011 and March 2012 and a pension increase in January 2012.

(c)	Other income reflects a gain of approximately $2,129,000 from the sale of an undeveloped parcel of land during the first quarter of 2011.

(d)

In April 2011, the Company purchased 90,098 shares of its Class A Common Stock in an unsolicited private transaction which had the effect of reducing weighted average common shares outstanding and increasing basic and diluted net income per common share for the first nine months of 2012 compared to the same period of 2011.

Arden Group, Inc.

2020 South Central Avenue, Compton, California 90220

Telephone: (310) 638-2842    Facsimile: (310) 631-0950